EXHIBIT 99.1

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Investor Relations 847-607-2012

Stericycle Appoints Veronica Hagen and Kay Priestly to Board of Directors, Continuing Board Evolution

LAKE FOREST, Ill., June 19, 2018 - Stericycle, Inc. (Nasdaq: SRCL) today announced the appointment of Veronica M. “Ronee” Hagen and Kay G. Priestly to the Stericycle Board of Directors and the departure of John Patience from the Board.

“We are excited to welcome Ronee and Kay to the board of directors.  They both bring strong leadership and deep expertise in the management of multi-national industrial public companies,” said Robert S. Murley, Chairman of the Stericycle Board of Directors.  “Over the last several years, the Board has taken multiple steps to refresh its leadership and composition, and the addition of Ronee and Kay reflects the latest step in that plan.  We look forward to benefiting from their experience and judgment as we focus on executing on the long-term transformation of Stericycle.”

Ronee Hagen is a former President and Chief Executive Officer of Polymer Group Inc., a global producer and marketer of specialty materials, and of Sappi Fine Paper, a division of Sappi Limited.  Before Sappi Fine Paper, Ronee was the Vice President and Chief Customer Officer for Alcoa, and earlier was President of Alcoa Engineered Products, among other executive leadership positions.  Ronee has more than 15 years of experience on public company boards, and currently serves on the board of directors of Southern Company, Newmont Mining, and American Water Works, and previously served on the Board of Polymer Group.

Kay Priestly is a former Chief Executive Officer of mining company Turquoise Hill Resources Ltd and a former Chief Financial Officer for the copper mining business of Rio Tinto.  Before Rio Tinto, Kay served in senior financial roles for Entergy Corporation and as Chief Operating Officer for American

Nursing Services, Inc.  Her career began with Arthur Andersen where she progressed from Staff Accountant to Partner, holding various management and global leadership positions.  Kay currently serves on the board of directors of TechnipFMC plc.  She previously served on the board of directors of New Gold Inc., FMC Technologies, Stone Energy Corporation, Turquoise Hill Resources Ltd, Oyu Tolgoi LLC, South Gobi Resources Ltd, and Palabora Mining Company and chaired the audit committee at three of these companies.

The Stericycle Board of Directors has also accepted the resignation of long-time board member John Patience, effective today.  “John has been a member of the Board of Directors since 1990.  His strategic thinking and business expertise has had a significant impact on Stericycle’s growth and development,” said Charles Alutto, Stericycle’s President and Chief Executive Officer. “On behalf of the entire Stericycle family, I’d like to sincerely thank John for his many years of service and valuable contributions to the Company.”

With these changes, the Stericycle Board now includes 10 members.  Stericycle and its Board recognize the value of diversity, and these additions are further evidence of the company’s commitment.

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